Exhibit 23.2

PricewaterhouseCoopers LLP
Chartered Accountants
PricewaterhouseCoopers Place
250 Howe Street, Suite 700
Vancouver, British Columbia
Canada V6C 3S7
Telephone +1 604 806 7000
Facsimile +1 604 806 7806
www.pwc.com/ca

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our audit report dated March 19, 2009, relating to the consolidated financial statements for the year ended December 31, 2008, which appears in Thompson Creek Metals Company Inc.’s Annual Report on Form 10 K for the year ended December 31, 2009.

/s/ PricewaterhouseCoopers LLP

Chartered Accountants
Vancouver, British Columbia
September 30, 2010

“PricewaterhouseCoopers” refers to PricewaterhouseCoopers LLP, an Ontario limited liability partnership, or, as the context requires, the PricewaterhouseCoopers global network or other member firms of the network, each of which is a separate legal entity.